Exhibit 10.33

PARTICIPATION AGREEMENT

BY AND BETWEEN

Kosmos Energy Ghana HC

AND

E.O. Group Limited

RELATING TO THE

West Cape Points Block

REPUBLIC OF GHANA

June 1, 2004

EXHIBIT A - Definitions

EXHIBIT B - Joint Operating Agreement

EXHIBIT C - Draft of PSA

i

PARTICIPATION AGREEMENT

This Participation Agreement (hereinafter referred to as “Agreement”) is made and entered into effective as of the Effective Date, by and between:

Kosmos Energy Ghana HC, a company organized and existing under the laws of the Cayman Islands (hereinafter referred to as “Kosmos”); and

E.O. Group Limited, a company organized and existing under the laws of the Republic of Ghana (hereinafter referred to as “EO Group”).

Kosmos and EO Group are hereinafter collectively referred to as “Parties” and separately as a “Party”.

RECITALS:

A.            WHEREAS, The parties entered into that certain Letter Agreement dated April 30, 2004, (the “Prior Letter Agreement”) relative to the West Cape Block.

B.            WHEREAS, the parties have agreed to cooperate concerning the West Cape Block and desire to define their respective rights and obligations relative to the West Cape Block and the activities and operations to be undertaken in connection therewith and this Agreement shall supersede in its entirety the Prior Letter Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

Article 1 Definitions

Unless the context otherwise requires, the respective terms defined in Exhibit A attached hereto and incorporated herein or elsewhere in this Agreement shall, when used herein, have the respective meanings specified, with each such definition to be equally applicable both to the singular and the plural forms of the term so defined.

Article 2 Implementation

2.1                  During the Term of this Agreement and subject to the terms hereof, the Parties shall work exclusively with each other to execute and enter into the PSA for the West Cape Block.

Article 3 Participating Interests

3.1                  Subject to obtaining the Consent of the Government the initial Participating Interests under the PSA shall be:

Kosmos Energy	86.5%
EO Group	3.5%
GNPC	10%

Article 4 Execution of the PSA

4.1                  Previously, the parties have negotiated the PSA with the Government and have initialed a draft of the PSA. A copy of the initialed draft of the PSA is attached to this Agreement as Exhibit C.

Article 5 Rights and Obligations; and Costs and Expenses

5.1                  Each Party shall bear and pay its own costs and expenses associated with the negotiation and execution of this Agreement, the JOA, and the PSA.

5.2                  INTENTIONALLY DELETED

5.3                  Notwithstanding any other provision of this Agreement, Kosmos agrees, commencing on the effective date of the PSA and continuing until “Payment Termination” as described in Section 5.4, to bear and pay one hundred percent (100%) of EO Group’s Participating Interest share of PSA costs.

5.4                  Kosmos’ obligation to bear and pay all EO Group’s Participating Interest share of PSA Costs pursuant to Section 5.3 shall terminate (“Payment Termination”) on the date on which first production commences on the West Cape Block.

5.5                 Following Payment Termination, Kosmos and EO Group shall each bear and pay their Participating Interest share of PSA costs subject to and in accordance with the provisions of the PSA and the JOA. For the avoidance of doubt, it is agreed that each Party shall be entitled to cost recovery under the PSA for such costs actually paid and borne by such Party. Prior to EO Group receiving any proceeds from the West Cape Block, Kosmos shall be repaid all incurred on behalf of EO Group’s Participating Interest pursuant to Section 5.3 above.

Article 6 Operating Agreement

6.1                  Upon execution of the PSA, the Parties shall also execute and enter into a Joint Operating Agreement (“JOA”) for the West Cape Block substantially in the form of Exhibit B attached hereto.

6.2                  The Parties agree that Kosmos shall be the operator of the West Cape Block under the JOA.

Article 7 Representations of the Parties

7.1                  Each of the Parties hereby represents to the other Party that:

(a)                    It is a corporate entity which has been duly formed and currently exists with the full power and authority to execute this Agreement and the JOA, and to enter into the PSA; and

(b)                   The transactions contemplated by this Agreement will not violate or be in conflict with (i) any provision of its charter, articles of incorporation, or other organizational documents (as the case may be); (ii) any agreement or instrument by which it is bound; (iii) any present judgment, order or decree applicable to it; or (iv) to the best of its knowledge, any present law, agreement or instrument by which it is bound; and

(c)                    To the best of its knowledge, no suit, action or arbitration, or legal, administrative or other proceeding is pending, or has been threatened against such Party, or any of its Affiliates, relating to the West Cape Block or the subject matter of this Agreement; and

(d)                   The execution, delivery and performance of this Agreement and the transactions contemplated hereunder have been duly authorized by all requisite company action; and when executed this Agreement shall constitute a legal, valid and binding obligation of such Party enforceable in accordance with its terms; and

(e)                    It, nor any of its affiliated entities, has incurred any obligation or entered into any agreement for any investment banking, brokerage, finder’s fee, commission or similar payment in respect of the transaction contemplated by this Agreement for which the other Party may incur any liability.

7.2                  No party shall take any action, directly or indirectly, in connection with this Agreement, the transactions contemplated hereby or any agreement contemplated by this Agreement that would constitute a violation of the United States Foreign Corrupt Practices Act of 1977, as amended from time to time (“FCPA”) by either Party. Accordingly each Party covenants that neither it nor of any of it’s officers, directors, employees, ultimate beneficial owners or shareholders owners, shall make or cause to be made in connection with this Agreement, the transactions contemplated hereby or any other agreement contemplated by this Agreement, any payments, loans, or gifts or promises or offer of payments, loans or gifts of any money or anything of value, directly or indirectly to obtain or retain any contract, business opportunity or similar benefit; (a) to or for the use or benefit of any official or employee of any Government, or the agency of the instrumentalities of any such government except to the extent required by applicable law to obtain any necessary approval of the Government; (b) to any political party or official or candidate thereof; (c) to any other person either as an advance or as a reimbursement if it knows or has reason to suspect that any part of such payment, loan or gift will be directly or indirectly given or paid by such other person, or will reimburse such other person for payments, gifts or loans previously made, to any such government official or political party or candidate thereof which cannot be made directly by such Party in accordance with this Section 7.2; or (d) to any other persons if such payment would violate the laws, decrees, regulations or policies having the force of law in Ghana or country or countries of such person or the laws of the United States of America, including without limitation, the FCPA.

Article 8 Confidentiality and Announcements

8.1                  Each Party agrees to keep this Agreement and information disclosed or acquired under this Agreement confidential and not disclose it to third parties, without the prior written consent of the other Party. Subject to the obligations to the Government, a Party may make disclosures concerning this Agreement or the transactions described herein if required by applicable laws or regulations, including regulations of applicable securities exchanges, or for the purpose of raising funds to facilitate the performance by any Party of its obligations under this Agreement. The confidentiality obligation set forth herein shall terminate two (2) years following the expiry or termination of the Term of this Agreement.

8.2                  No press release or public announcement shall be made by a Party concerning this Agreement or the transaction described herein unless it has been made available and approved in advance by the other Party, which approval shall not be unreasonably withheld. Such approval shall not be required if the press release or announcement is required by applicable laws and regulations, including regulations of applicable securities exchanges, but the other Party shall be notified to the extent reasonably practicable in advance of any such required release.

Article 9 Assignment

9.1                  Any Party may assign all or part of its rights and obligations under this Agreement to an Affiliate of the assigning Party,            such Affiliate executes an assumption agreement (in a form reasonably acceptable to the other Party for the benefit of the other Party pursuant to which such Affiliate assumes the obligations of its assignor under this Agreement.

9.2                  EO Group shall not assign all or part of its rights and obligations under this Agreement to a third party which is not an Affiliate, except with the prior written consent of Kosmos, which consent will not be unreasonably withheld.

9.3                  Notwithstanding the foregoing, no Party shall make an assignment whereby, as a result of such assignment, any of the Parties would be placed in violation of applicable laws or regulations or subject to tax or other penalties imposed by a government in respect of carrying out business activities with such assignee.

Article 10 Governing Law and Dispute Resolution

10.1           This Agreement shall be governed by and interpreted in accordance with the laws of England, excluding any choice of law rules that would direct the application of the laws of another jurisdiction.

10.2           Any dispute arising out of or relating to this Agreement (whether contractual, tortious, equitable, statutory or otherwise), including any question regarding its existence, validity, termination, interpretation, performance or breach, which cannot be amicably resolved by the Parties within thirty (30) days of the date that one Party notifies the other Parties in writing of the existence of such dispute, shall be finally and exclusively resolved by arbitration administered by and conducted in accordance with the arbitration rules of the International Chamber of Commerce (“ICC”) in effect on the date the arbitration commences except as they may be modified herein. The arbitration shall be heard and determined by three (3) arbitrators. The claimant and the respondent shall each appoint an arbitrator within thirty (30) days of the submission of a notice of arbitration. The two arbitrators so appointed shall appoint a presiding arbitrator within thirty (30) days following the appointment of the two arbitrators. If the two arbitrators cannot reach agreement on a presiding arbitrator and/or one side fails to appoint an arbitrator within the foregoing time limits, the appointing authority for the implementation of such procedure shall be the President of the ICC acting in accordance with the rules adopted by the ICC for this purpose, who shall appoint an impartial arbitrator who does not have any financial interest in the dispute. The seat of the arbitration shall be London, England and the arbitration proceedings shall be conducted in the English language. The decision of the majority of the arbitrators shall be final, binding, and enforceable without the right of appeal and without the necessity of being confirmed by a court. Judgment upon the award rendered by the arbitration may be entered in any court having jurisdiction over the person or the assets of the Person owing the judgment or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

10.3           No Party shall be liable to any other Party for any indirect, punitive or consequential damages resulting from or arising out of this Agreement, including any loss of profits or opportunity to earn profits, business interruption, or business opportunities, however the same may be caused. No arbitration award or decision shall include or award any of the aforesaid damages to any Party.

10.4           The Parties’ representations under this Agreement shall not form the basis for or give rise to any claim, demand or cause of action which is asserted, claimed, made or filed following the expiration of one (1) year after the date of this Agreement, except to the extent asserted, claimed, made or filed by way of defense or counterclaim to a claim by the other Party (however, any such counterclaim shall be allowed only to the extent the same is offsetting).

Article 11 Termination of this Agreement

11.1           The term of this Agreement (the “Term”) shall commence on the Effective Date and subject to the terms of the JOA, shall continue in effect until the earlier to occur of:

(a)                    the termination of the PSA; or

(b)                   the unanimous agreement of the Parties to terminate.

11.2           Upon the expiration of the Term and unless otherwise expressly stated in the Agreement to the contrary, the Parties will have no further obligations or liabilities to each other with respect to this Agreement, except that Articles 8 and 10 shall survive termination of this Agreement.

Article 12 Miscellaneous

12.1           It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this

Agreement or any particular provision hereof or who supplied the form of this Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that this Agreement contemplates. In construing this Agreement:

(a)                    Examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(b)                   The word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions;

(c)                    A defined term has its defined meaning throughout this Agreement regardless of whether it appears before or after the place where it is defined; and

(d)                   The headings and titles identifying the Articles and Sections (or any other subdivision) in this Agreement are for reference and convenience only and shall be disregarded in construing this Agreement.

12.2           All references in this Agreement to an “Article,” “Exhibit” or “Section” shall be to an Article, Exhibit or Section of this Agreement, unless the context requires otherwise. Unless the context otherwise requires, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, paragraph, clause or other subdivision hereof.

12.3           No amendments, changes or modifications to this Agreement shall be valid unless the same are in writing and signed by a duly authorized representative of each of the Parties hereto. Any Party may, only by an instrument in writing, waive compliance by another Party with any term or provision of this Agreement on the part of such other Party to be performed or complied with. The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

12.4           Notwithstanding anything contained to the contrary in any other provision of this Agreement, it is the explicit intent of each Party that no Party is making any representation or warranty whatsoever, express, implied, statutory or otherwise, beyond those representations expressly given in this Agreement.

12.5           This Agreement comprises the full and complete agreement of the Parties with respect to the matters covered by this Agreement and supersedes and cancels all prior communications, understandings and agreements between the Parties (including, without limitation, the Prior Letter Agreement), whether written or oral, expressed or implied, in relation to the subject matter hereto.

12.6           Subject to the right of each Party to make assignments pursuant to Article 9, no person other than the Parties shall have any rights under this Agreement or be considered a third party beneficiary hereof.

12.7           This Agreement may be executed in any number of counterparts and such counterparts when construed together shall be deemed to be one Agreement for all purposes, provided no Party shall be bound to this Agreement unless and until all Parties have executed a counterpart. Confirmation of execution by facsimile is specifically approved.

12.10    Unless otherwise expressly provided in this Agreement, all notices required or permitted hereunder shall be in writing, in the English language, and deemed sufficiently given for all purposes hereof if (i) delivered by courier or in person to the Party to be notified, with receipt obtained, or (ii) sent by telecopy, telefax or other facsimile or electronic transmission, with “answer back” or other “advice of receipt” obtained, to the appropriate address or number as set forth below. Each notice shall be deemed effective on receipt by the addressee; provided that notice received by telecopy, telefax or other electronic transmission after 5:00 p.m. at the location of the addressee of such notice shall be deemed received on the first working day following the date of such electronic receipt.

Notices shall be addressed as follows:

Kosmos Energy Ghana HC c/o Kosmos Energy, LLC 8401 N. Central Expressway Suite 280 Dallas, Texas 75225	E.O. Group Limited Private Mailbag CT 123 Cantonments- Accra Ghana

Attention: Craig Glick Telephone: 214-363-0700 Facsimile: 214-363-9024	Attention: Mr. George Y. Owusu Telephone: 001 281 470 1784 Facsimile: 001 281 470 9300

or at such other address and to the attention of such other person as a Party may designate by written notice to the other Party.

12.10    If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any materially adverse manner to any Party, Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced and there is a materially adverse effect on any Party, the Parties shall use Reasonable Commercial Efforts to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

12.10    The rights, duties, obligations and liabilities of the Parties under this Agreement are several and individual, not joint or collective. It is not the intention of the Parties to create, and this Agreement shall not be deemed or construed to create, an oil and gas, mining or other partnership, joint venture, association, trust, agency or other entity. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever, except as explicitly set forth in this Agreement.

IN WITNESS WHEREOF, the duly authorized representatives of the Parties have caused this Agreement to be executed on the date first written above.

Kosmos Energy Ghana HC		E.O. Group Limited

By:	/s/ Craig Glick	By:	/s/ George Y. Owusu
Name:	Craig Glick	Name:	George Y. Owusu
Title:	Vice President	Title:	Managing Partner

Exhibit A to that certain Participation Agreement dated the 1st day of June 2004 between
Kosmos Energy Ghana HC and E.O. Group Limited

DEFINITIONS

“Affiliate” shall mean any company or legal entity which (a) controls either directly or indirectly a Party, or (b) which is controlled directly or indirectly by a Party, or (c) is directly or indirectly controlled by a company or legal entity which directly or indirectly controls such Party. “Control” means the right to exercise fifty percent (50%) or more of the voting rights in the appointment of the directors or similar representatives of such company or legal entity.

“Agreed Interest Rate” shall mean interest compounded on a monthly basis, at the rate per annum equal to the one (10) month term, London Interbank Offered Rate (LIBOR rate) for U.S. Dollar deposits as published by the Wall Street Journal or, if not published, then by the Financial Times of London plus five (5) percentage points, applicable on the first day prior to the due date of payment and thereafter on the first day of each succeeding calendar month. If the aforesaid rate is contrary to any applicable usury law, the rate of interest to be charged shall be the maximum rate permitted by such applicable law.

“Agreement” shall mean this Agreement, together with all exhibits hereto.

“Consent” shall mean the consents, approvals and authorizations from the Government which are required for the PSA.

“Effective Date” means June 1, 2004.

“West Cape Block” shall mean the area described in and covered by the PSA, after it is executed.

“JOA” has the meaning set out in Section 6.

“GNPC” shall mean the Ghana National Petroleum Corporation

“Government” shall mean the government of the Republic of Ghana or any element agency or department thereof including, without limitation, the GNPC.

“Participating Interest” shall mean the undivided interest (expressed as a percentage) in the rights and obligations of the Parties under this Agreement, the PSA and the corresponding JOA.

“Payment Termination” has the meaning set out in Section 5.4.

Exhibit A-1

“Petroleum” shall mean all liquid and gaseous hydrocarbons, including crude oil and natural gas, existing in natural condition in the strata as well as other substances which are in combination, suspension or mixture, including sulphur, nitrogen and carbon dioxide but excluding base sediments and water produced in association with such hydrocarbons.

“PSA” shall mean the Petroleum Agreement entered into with the Government for the exploration for, development and exploitation of Petroleum from the West Cape Block in accordance with the Law of the Republic of Ghana.

“PSA Costs” shall mean all costs, after the Effective Date, incurred or to be incurred in accordance with and pursuant to the PSA and/or the JOA, including but not limited to the following: bonuses payable under the PSA and all costs incurred pursuant to the JOA in conducting Petroleum operations under the PSA, including but not limited to geological and geophysical costs (e.g. the actual costs of conducting, acquiring, processing or interpreting topographical, geological, geophysical, geohazard or environmental studies along with salaries and other expenses of geologists, geophysical crews and others required to carry out such studies), drilling costs (e.g. costs incurred in drilling operations, including without limitation, the cost of permitting, site preparation, mobilization, and demobilization of the drilling rig and ancillary equipment, drilling, sidetracking, fishing, suspending, testing, completing or plugging and abandoning) and general and administrative costs (e.g. all costs of the Operator and its Affiliates which facilitate the ongoing Petroleum operations, including without limitation, employee salaries, rent, office supplies, travel and similar costs, as well as a charge for the Operator’s overhead as permitted under the JOA).

“Reasonable Commercial Efforts” shall mean commercially reasonable efforts which a commercial entity engaged in the international oil and gas exploration and production business and having due regard for the commercial interests of all Parties to this Agreement would take under the same or similar circumstances in a reasonable and good faith effort to achieve, cause or obtain the result specified or the other specified event or occurrence. Any requirement in this Agreement that the Parties use reasonable commercial efforts to reach unanimous agreement on a matter shall not be construed to require any delay which any Party reasonably believes could damage or cause the loss of any of rights or interests with respect to the PSA.

“Term” has the meaning set out in Section 11.1.

Exhibit A-2

“United States Dollars” or “US$” or “U.S.$” shall mean lawful currency of the United States of America.

Exhibit A-3